SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2006

ACTIVE POWER, INC.

(Exact Name of Registrant as Specified in Its Charter)

000-30939

(Commission File Number)

Delaware	74-2961657
(State of Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12, Austin, Texas	78758
(Address of Principal Executive Offices)	(Zip Code)

(512) 836-6464

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 1, 2006, Active Power, Inc. and Joseph F. Pinkerton, III, our Chairman, entered into a Memorandum of Settlement Agreement with Greenwich Insurance Company to settle certain claims related to Active Power, Inc., et al. v. Greenwich Insurance Company, a lawsuit we filed on July 16, 2004 against Greenwich Insurance Company. In the Greenwich litigation, we sought coverage under an insurance policy providing for management liability and company reimbursement coverage for certain of our and Mr. Pinkerton’s, expenses and damages related to certain litigation in which Active Power and Mr. Pinkerton were involved between March 2002 and October 2004, as parties to a lawsuit with Magnex Corporation. As disclosed in our 2004 Annual Report on Form 10-K, this Magnex litigation was settled in October 2004.

The Memorandum of Settlement Agreement provides that the parties to the Greenwich litigation will provide one another with a full, complete and general release and that Greenwich will pay $3 million to Active Power. The Memorandum of Settlement Agreement further provides that on or before December 15, 2006 the parties will enter into a formal compromise and settlement agreement and will close the settlement agreement with the $3 million payment to Active Power and the entry of a dismissal with prejudice of the lawsuit.

Pursuant to a previously disclosed agreement between Active Power and Mr. Pinkerton with respect to the Greenwich litigation, we will retain an amount from the $3 million recovery equal to our legal expenses related to the Greenwich litigation. Any additional recovery up to $1.22 million will be paid next to Mr. Pinkerton as reimbursement for his settlement expenses related to the Magnex lawsuit. Any recovery beyond this amount will be retained by us. Accordingly, after payment to Mr. Pinkerton, Active Power expects to record non-operating income of approximately $1.78 million from the settlement proceeds in the fourth quarter of 2006 provided the settlement is consummated as contemplated by the Memorandum of Settlement Agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Dated: November 6, 2006	By:	/s/ James A. Clishem
James A. Clishem
President and Chief Executive Officer